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Exhibit 99.1

Coastal Fuels Marketing, Inc. and subsidiaries and Southeast Marketing Division

Combined financial statements
As of December 31, 2002 and 2001 and for the Three Years ended December 31, 2002

Report of independent accountants

To the Stockholders and Board of Directors of
Coastal Fuels Marketing, Inc. and Subsidiaries:

In our opinion, the accompanying combined balance sheets and the related combined statements of income, owner's net investment and cash flows present fairly, in all material respects, the combined financial position of Coastal Fuels Marketing, Inc. and Subsidiaries and the Southeast Marketing Division of El Paso Merchant Energy Petroleum Company at December 31, 2002 and December 31, 2001, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 24, 2003

Coastal Fuels Marketing, Inc. and subsidiaries and Southeast Marketing Division
Combined balance sheets
December 31, 2002 and 2001
(in thousands)

	2002	2001

ASSETS
Current assets:
Cash and Cash equivalents	$837	$1,084
Accounts receivable:
Trade, net of allowance of $583 and $579	46,375	42,565
Affiliates	98,775	65,173
Refined products inventories	38,245	35,012
Other current assets	550	3,680

Total current assets	184,782	147,514

Property, plant and equipment—at cost:
Land	4,191	4,134
Terminals, barges and equipment	101,735	98,082

	105,926	102,216
Less—accumulated depreciation	51,471	50,203

	54,455	52,013
Construction in progress	29,805	14,230

Total property, plant and equipment, net	84,260	66,243
Other assets	4,928	8,384

Total assets	$273,970	$222,141

LIABILITIES AND OWNER'S NET INVESTMENT
Current liabilities:
Accounts payable:
Trade	$6,487	$41,414
Affiliates	105,913	—
Notes payable to affiliates	7,782	30,715
Income taxes payable	8,130	7,649
Deferred income taxes	2,910	1,321
Other current liabilities	4,422	1,247

Total current liabilities	135,644	82,346
Deferred income taxes	7,911	8,065
Long-term debt	—	10,647
Other long-term liabilities	2,040	3,007
Commitment and contingencies
Owner's net investment	128,375	118,076

Total liabilities and owner's net investment	$273,970	$222,141

The accompanying notes are an integral part of these combined financial statements.

Coastal Fuels Marketing, Inc. and subsidiaries and Southeast Marketing Division
Combined statements of income and owner's net investment
Years ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000

Operating revenues:
Refined products	$859,021	$792,275	$830,333
Other revenues	—	22	3,480

	859,021	792,297	833,813

Operating expenses:
Cost of products sold	802,755	733,891	777,580
Operation and maintenance	35,058	44,253	45,366
Depreciation and amortization	2,728	2,413	6,863

	840,541	780,557	829,809

Operating income	18,480	11,740	4,004
Other (income) and expenses:
Interest income:
Affiliates	(812)	(2,445)	(14,127)
Interest expense:
Nonaffiliates	354	519	695
Affiliates	1,076	3,171	4,404
Dividends received	—	(4,959)	(47)
Other	(30)	100	(268)

Income before income taxes	17,892	15,354	13,347
Income taxes	7,593	4,198	5,679

Net income	10,299	11,156	7,668
Owner's net investment, beginning of year	118,076	106,920	99,252

Owner's net investment, end of year	$128,375	$118,076	$106,920

The accompanying notes are an integral part of these combined financial statements.

Coastal Fuels Marketing, Inc. and subsidiaries and Southeast Marketing Division
Combined statements of cash flows
Years ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000

Cash flows from operating activities:
Net income	$10,299	$11,156	$7,668
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	2,728	2,413	6,863
Liquidating dividend on cost method investment	—	(4,959)	—
Deferred income taxes	1,039	(2,507)	(2,839)
Working capital changes, net of noncash transactions:
Accounts receivable	(3,810)	14,536	(16,382)
Accounts receivable from affiliates	(33,602)	(34,933)	(3,355)
Refined products inventories	(3,233)	(6,998)	(2,768)
Other current assets	1,007	(90)	2,800
Accounts payable	(34,927)	(1,164)	27,849
Accounts payable to affiliates	106,223	(74,166)	(1,937)
Other	3,656	(85)	3,372
Nonworking capital changes, net of noncash transactions:
Other long-term liabilities	(967)	3,691	(2,713)

Net cash provided by (used in) operating activities	48,413	(93,106)	18,558

Cash flows from investing activities:
Capital expenditures	(18,536)	(10,658)	(5,030)
Net change in notes receivable from affiliates	—	55,105	(1,478)
Decrease (increase) in other assets	3,456	1,941	(10,826)
Proceeds from liquidation of cost method investment	—	13,223	—

Net cash provided by (used in) investing activities	(15,080)	59,611	(17,334)

Cash flows from financing activities:
Net change in notes payable to affiliates	(22,933)	30,715	—
Repayment of long-term debt	(10,647)	—	—

Net cash used in financing activities	(33,580)	30,715	—

Increase (decrease) in cash and cash equivalents	(247)	(2,780)	1,224
Cash and cash equivalents:
Beginning of period	1,084	3,864	2,640

End of period	$837	$1,084	$3,864

The accompanying notes are an integral part of these combined financial statements.

Notes to combined financial statements
December 31, 2002 and 2001

1.    BASIS OF PRESENTATION

These combined financial statements present, in conformity with accounting principles generally accepted in the United States, the combined assets, liabilities, revenues and expenses of Coastal Fuels Marketing, Inc. and Subsidiaries and Southeast Marketing Division of El Paso Merchant Energy Petroleum Company (EPME-PC). Coastal Fuels Marketing, Inc. and its subsidiaries and the Southeast Marketing Division provide refined-products, marketing, terminalling and tug and barge services primarily in the state of Florida and other parts of the southeast United States. These entities are collectively referred to as the "Business." The Business is wholly owned by El Paso CGP Company (EPCGP), which is a wholly owned subsidiary of the El Paso Corporation (El Paso). EPCGP, formerly the Coastal Corporation (Coastal), merged with a subsidiary of El Paso in January 2001. On February 28, 2003, TransMontaigne Product Services Inc., a wholly owned subsidiary of TransMontaigne Inc., acquired all of the outstanding shares of capital stock of Coastal Fuels Marketing, Inc. and its subsidiary, Coastal Tug & Barge, Inc., from EPCGP along with the rights to and operations of the southeast marketing division of EPME-PC.

These combined financial statements include costs for facilities, functions, and services used by the Business, including those performed by centralized organizations of El Paso and directly charged to the Business based on formulas (see Note 3 for a discussion of the amounts and manner of allocation). All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts the Business reports as assets, liabilities, revenues, and expenses and the disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Cash and Cash Equivalents

The Business considers short-term investments with original maturities of less than three months to be cash equivalents.

Allowance for Doubtful Accounts

The Business establishes provisions for losses on accounts receivables if it determines that it will not collect all or part of the outstanding balance. The Business regularly reviews collectibility and adjusts its allowance, as necessary, using the specific identification method.

Inventory

The Business's inventory consists of refined products. The Business values all inventory at the lower of cost or market. The Business used the first-in, first-out method to estimate the cost of its refined products for the periods through December 31, 2001. The Business began using the average cost method for refined products on January 1, 2002. The change did not have a material impact on these combined financial statements.

The Business enters into exchange contracts for inventory with wholesale suppliers. Exchange contracts occur when parties agree to a physical exchange of like or different commodities at different locations. The parties agree to pay cash differentials when different products are exchanged. The exchange imbalance (under delivered) of $2.5 million as of December 31, 2002 is reflected in other current liabilities. The exchange imbalance (over delivered) of $1.4 million as of December 31, 2001 is reflected in other current assets.

Price Risk Management Activities

The Business buys and sells refined products as part of its operations. Affiliates of the Business conduct and manage the price risks associated with these activities through the use of derivative financial instruments. The income or loss primarily associated with the settlement of these derivative instruments was allocated to the Business and has been included in the income statement in these combined financial statements. These gain and loss allocations are based on the commodity type, transaction type, region and average inventory balances of the Business. Derivative activities conducted on behalf of the Business resulted in an increase to cost of products sold of $10.3 million in 2002, a decrease to cost of products sold of $3.5 million in 2001 and an increase to cost of products sold of $8.3 million in 2000.

Property, Plant and Equipment

Property, plant, and equipment is recorded at its original cost of construction or upon acquisition, at the fair value of the assets acquired. The Business capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead and interest. The Business capitalizes the major units of property replacements or improvements and expenses minor items. Repair and maintenance costs are generally expensed as incurred, unless they improve the operating efficiency or extend the useful life of an asset. Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the properties, which range from 3 to 30 years with an estimated 10 percent salvage value. Management of the Business believes that the use of the straight-line method is adequate to allocate the costs of the properties over their estimated useful lives. In 2000, depreciation and amortization expense included $4.3 million of abandonment charges related to several terminal and marine assets that were retired prior to the end of their estimated useful lives. These retirements were the result of an evaluation of the ongoing utility of these assets based on projected repair costs.

On January 1, 2002, the Business adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 changed the accounting requirements related to when an asset qualifies as held for sale or as a discontinued operation and the way in which the Business evaluates the impairment of assets. There was no initial impact on adoption of this standard.

Revenue Recognition

The Business derives revenues from a number of sources, including the physical sales of commodities and providing transportation and storage services. Revenues for the physical sales are recognized based on the volumes of refined products delivered and the contracted or market price and are recognized at the time the commodity is delivered to the specified delivery point. For transportation and storage services, the Business recognizes revenues at the time the service is rendered based on terms agreed with the customer.

Income Taxes

The Business reports current income taxes based on its taxable income along with a provision for deferred income taxes to reflect estimated future tax payments and receipts. Deferred income taxes represent the tax impact of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. The Business accounts for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. The Business reduces deferred tax assets by a valuation allowance when, based on its estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

El Paso maintains a tax accrual policy for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or provide a refund to its subsidiaries for their portion of these tax payments.

Excise Taxes

The Business does not recognize revenues for the amounts of excise taxes billed to and collected from customers. Rather, it records a receivable from the customers and a payable to an affiliate that remits the excise taxes to the taxing authorities.

Environmental Costs and Other Contingencies

The Business records liabilities when its environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. The Business recognizes a current period expense for the liability when clean-up efforts do not benefit future periods. The Business capitalizes costs that benefit more than one accounting period. Estimates of the Business's liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. The amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the EPA or other organizations. The estimates are subject to revision in future periods based on actual costs or new circumstances and are included in the Business's balance sheet in other current and long-term liabilities at their undiscounted amounts. The Business evaluates recoveries from insurance coverage or government sponsored programs separately from its liability and, when recovery is assured, the Business records and reports an asset separately from the associated liability in these combined financial statements.

The Business recognizes liabilities for other contingencies when the Business has an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against the accrued liability, if one exists, or expensed if no liability was previously established. When a range of probable loss can be estimated, the Business accrues the most likely amount or at least the minimum within the range of probable losses.

3.    RELATED PARTY TRANSACTIONS

Revenues

The Business charges affiliates for use of some of its property, plant, or equipment based upon relevant factors such as actual usage, throughput or other relevant measurements. The charges to affiliates were based on a market-based methodology for the first six months of 2002 and all of 2001 and 2000. A cost recovery methodology was used for the first six months of 2002. Charges to affiliates were $8.9 million, $13.3 million and $12.5 million in 2002, 2001 and 2000. Charges to affiliates would have been approximately $13.0 million had the market based methodology been applied for all of 2002.

The Business sold refined products and provided transportation services to affiliates of $62.4 million, $153.6 million and $142.9 million in 2002, 2001, and 2000, respectively.

Freight

Prior to 2002, freight expense was charged directly to the Business based on services received and market rates. In 2002, all freight expense was recorded by an affiliate. In preparing the 2002 combined financial statements, freight costs were identified and allocated to the Business based on the destination of the spot and term-chartered supply vessels and by region for the tug and barge operations. Freight expense allocated to the Business was $14.4 million in 2002.

General and Administrative

Shared service costs for services performed by centralized El Paso functions (such as legal, treasury, employee benefits and environmental services) and general corporate expenses have been allocated to the Business based on headcount, property costs, or some combination thereof. Allocated corporate general and administrative costs amounted to $4.6 million in 2002, $6.6 million in 2001 and $3.3 million in 2000. In addition to allocated amounts, Coastal charged the Business $2.7 million directly for employee benefits in 2000 that were included in the administrative allocation in later years.

Interest Income and Expense

Prior to 2001, the Business participated in Coastal Corporation's cash management program. For the year ended December 31, 2000, the Business earned interest income on receivables under the program of $9.0 million.

Beginning in January 2001, the Business started participating in El Paso's cash pool program, which balances short-term cash surplus and need requirements of its participating affiliates.

Borrowings under this program are reflected as notes payable to affiliates at December 31, 2002 and 2001 in the amount of $7.8 million and $30.7 million. The weighted average interest rates at December 31, 2002 and December 31, 2001, were 1.45% and 2.13%.

The business also has notes and accounts receivable with other affiliated companies of El Paso that arose as part of the ongoing operating activities of the Business. These notes and accounts are noninterest bearing and had balances of $95.2 million at December 31, 2002 and $66.0 million at December 31, 2001.

Investment in Unconsolidated Affiliate

In 1996, Coastal Medical Services Inc. was formed to improve the value of Coastal's medical benefit program for its employees and employees of its subsidiaries by managing the medical obligations of its participating subsidiaries. Coastal Medical Services was created through the contribution of cash by 25 EPCGP subsidiaries in exchange for Coastal Medical Services stock. The Business owned 1% of the outstanding shares of Coastal Medical Services and accounted for the investment using the cost method because it did not have the ability to exert significant influence over operating or managing decisions of Coastal Medical Services. In December 2001, the Business redeemed the ownership interest in Coastal Medical Services and recorded dividend income of approximately $5 million.

4.    CONCENTRATION OF CREDIT RISK

The Business's market area is Florida. The Business has a concentration of trade receivable balances due from oil companies, wholesalers, cruise ships, and aviation companies. These concentrations of customers may effect the Business's overall credit risk in that the customers may be similarly affected by changes in economic, regulatory, or other factors. The Business's historical and future credit positions are analyzed prior to extending credit. The Business manages the exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures. For some sales transactions the Business uses letters of credit, prepayments, and guarantees. The Business maintains allowances for potentially uncollectible accounts receivable on a specific identification basis.

5.    INTANGIBLE ASSET

The Business's intangible asset consists of a customer list that was acquired in 2000. The Business applies SFAS No. 142, Goodwill and Other Intangible Assets to account for this intangible asset. The intangible asset is being amortized on a straight-line basis over its estimated useful life of five years. Gross carrying amounts and accumulated amortization of the Business's intangible asset at December 31 were as follows (in thousands):

	2002	2001

Intangible asset subject to amortization	$1,700	$1,700
Accumulated amortization	(822)	(482)

Intangible asset, net of accumulated amortization	$878	$1,218

Amortization expense of the Business's intangible asset subject to amortization was $340 thousand for both the years ended December 31, 2002 and 2001. For its remaining useful life, estimated amortization expense will be (in thousands):

Year ending December 31,	Amortization expense

2003	$340
2004	340
2005	198

Total	$878

6.    INCOME TAXES

The following table reflects the components of the provisions for income taxes for each of the three years ended December 31 (in thousands):

	2002	2001	2000

Current:
Federal	$4,828	$6,821	$7,292
State	618	(116)	1,226
Foreign	1,108	—	—

Total	6,554	6,705	8,518

Deferred:
Federal	289	(2,601)	(2,735)
State	750	94	(104)

Total deferred	1,039	(2,507)	(2,839)

Total income tax	$7,593	$4,198	$5,679

The Business's income taxes differed from the amounts computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31 (in thousands):

	2002	2001	2000

Income taxes at the statutory federal rate of 35%	$6,262	$5,374	$4,671
Increase (decrease):
State income taxes, net of federal benefit	889	(11)	729
Dividend exclusion	—	(1,736)	(16)
Foreign earnings not subject to U.S.	4	(2)	111
Foreign tax, net of federal benefit	720	—	—
Captive insurance premium/casualty losses	(119)	222	(13)
Other	(163)	351	197

Income taxes	$7,593	$4,198	$5,679

Pretax income	$17,892	$15,354	$13,347

Effective tax rate	42%	27%	43%

The following were the components of net deferred tax liability as of December 31 (in thousands):

	2002	2001

Deferred tax liability:
Property, plant and equipment	$13,196	$12,712
Other	10	10

Total deferred tax liability	$13,206	$12,722

Deferred tax assets:
Bad debt allowance	$219	$206
Vacation accruals	44	9
Deferred employee benefits	17	993
Accruals and contingent liabilities	1,008	965
Environmental liability	1,089	1,155
Other	8	8

Total deferred tax assets	2,385	3,336

Net deferred tax liability	$10,821	$9,386

7.    SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains supplemental cash flow information for the years ended December 31:

	2002	2001	2000

Interest paid	$1,280	$3,334	$4,670
Income tax payments	6,906	3,311	—
Property, plant and equipment transferred in	86	888	131
Deferred taxes on property, plant and equipment transferred in	396	980	—

In 2000, Coastal paid all taxes on behalf of the Business.

In July 2002, Coastal Tug and Barge, Inc. foreclosed on property that was originally sold in 1995 in exchange for a note receivable. As a result, the Business capitalized $2.1 million, which represented the remaining net book value of the note. For purposes of the statement of cash flows, this transaction was treated as a noncash transaction.

8.    LONG-TERM DEBT

In July 2002, Coastal Fuels Marketing, Inc. retired $8.2 million of marine terminal facilities revenue bonds due on December 1, 2010. These bonds had a variable interest rate of 74% of the then current prime rate as defined in the indenture.

In July 2002, Coastal Tug and Barge, Inc. retired $2.4 million of industrial development revenue bonds due on September 1, 2012. These bonds had a variable interest rate of 60% of the then current prime rate as defined in the indenture.

9.    COMMITMENTS AND CONTINGENCIES

Operating Leases

Rent expense for 2002, 2001 and 2000 was $1.9 million, $1.8 million and $1.2 million, respectively. The Business maintains operating leases in the ordinary course of its business activities. These leases include those for office space and operating facilities and the terms of the agreements vary from 2003 through 2020. As of December 31, 2002, the total commitments under the operating leases were approximately $6.5 million. Minimum annual rental commitments at December 31, 2002, were as follows (in thousands):

Year ending December 31,	Operating leases

2003	$1,259
2004	1,324
2005	1,530
2006	404
2007	397
Thereafter	1,635

Total	$6,549

Legal Proceedings

The Business is a named defendant in several lawsuits arising in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect the ultimate resolution of these matters will have a material adverse effect on the Business's financial position, operating results or cash flows. The Business has accrued $750 thousand related to its legal proceedings at December 31, 2002.

Environmental Matters

The Business's operations are subject to extensive and evolving federal, state and local environmental laws and regulations. Compliance with such laws and regulations can be costly. Additionally, governmental authorities may enforce the laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties and remediation requirements. It is possible that new information or future developments could require the Business to reassess its potential exposure related to environmental matters. The Business may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations, and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, the Business establishes accrued liabilities or adjusts previously accrued amounts accordingly. While there are still uncertainties relating to the ultimate costs the Business may incur, based upon management's evaluation and experience to date, management believes that compliance with all applicable laws and regulations will not have a material adverse impact on the Business's financial position, operating results or cash flows. The Business has accrued $2.0 million for its environmental matters at December 31, 2002.

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  Coastal Fuels Marketing, Inc. and subsidiaries and Southeast Marketing Division
  Report of independent accountants
  Notes to combined financial statements December 31, 2002 and 2001